Employment Agreement

This Employment Agreement (“Agreement”), dated as of February 14, 2008 (the “Effective Date”), is made between Best Energy Services, Inc., a Nevada corporation (the “Company”), and Tony Bruce (the “Executive”).

RECITALS:

A. The Company is engaged in the business of oil field and mineral services, including operating drilling, core and well service rigs and the rental of ancillary equipment, such as pipe racks, mud pumps, blowout preventers, and the sale and rental of ancillary products and services (the “Business”).

B. The Company and the Executive desire to enter into this Agreement to govern the employment relationship between them.

Now, Therefore, in consideration of the foregoing Recitals (which are hereby incorporated by reference), the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

EMPLOYMENT AND ACCEPTANCE

1.1 Employment by the Company.  The Company hereby agrees to employ the Executive from the Effective Date through February  14, 2009 (including all renewal periods, if any, the “Term” or “Employment Term”), subject to any earlier termination pursuant to Article III.  During the Term, the Executive shall serve in the capacity of Vice President of Central Operations of the Company, subject to the direction of the Chief Executive Officer of the Company.

1.2 Duties and Responsibilities.  During the Term, the Executive shall devote the Executive’s best efforts and all of the Executive’s business time and services to the Company, its affiliates and subsidiaries, and shall carry out all Company policies and directives in a manner which will promote and develop the Company’s best interests. The Executive shall have the duties and authority assigned to the Executive by the Chief Executive Officer, and as set forth in the Company’s Bylaws, policies and procedures from time to time in force.

1.3 Acceptance of Employment by the Executive.  The Executive hereby accepts such employment and represents and warrants that (i) the Executive has full authority to enter into this Agreement, (ii) the Executive is not restricted in any manner from providing services hereunder or from engaging in the Business and (iii) the Executive is not aware of any situation creating a conflict of interest between the Executive and the Company.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Annual Salary.  The Company shall pay the Executive a salary at the rate of $150,000 per year of employment hereunder (the “Annual Salary”). The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect (but no less often than monthly), less such deductions as shall be required to be withheld by applicable law and regulations. The Board of Directors of the Company (the “Board”) shall review the Executive’s performance each year this Agreement is in effect and, in its sole discretion, may decide whether to increase the Executive’s Annual Salary.

2.2 Annual Bonus.  In addition to the Annual Salary, the Company may in it is discretion award a bonus to the Executive following the end of each fiscal year during the Term.

2.3 Participation in Employee Benefit Plans.  At the Executive’s option, the Company agrees to permit the Executive during the Term, if and to the extent eligible, to participate in any group life, health care or group disability insurance plan, pension plan, similar benefit plan or other so-called “fringe benefits” of the Company (collectively “Benefits”) which may be made generally available to other executive officers of the Company and on such terms as the Benefits are made generally available to such executive officers.

2.4 Expenses.  The Company shall pay or reimburse the Executive for all business expenses reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement, in each case in accordance with Company policy.

ARTICLE III
TERMINATION

3.1 Mutual Agreement. This Agreement may be terminated upon the mutual agreement of Executive and Company.

3.2 By the Company For Cause. This Agreement may be terminated by the Company by delivery of written notice to Executive specifying the Cause or Causes relied upon for such termination.  For purposes of this Agreement, “Cause” means:

(i) An unauthorized use or disclosure by Executive of the Company’s confidential information or trade secrets, or Executive's engaging or in any manner participating in any other activity which is intentionally injurious to the Company, which use or disclosure causes material harm to the Company;

(ii) A material breach by the Executive of this Agreement which Executive has failed to cure or remedy within ten days after written notice by the Company indicating such breach;

(iii) the commission of fraud against Company by Executive, or the misappropriation, theft or embezzlement of Company’s assets by Executive;

(iv) Executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; or

(v) Executive’s gross neglect or gross misconduct in carrying out Executive’s duties hereunder and the continuation of such gross neglect or gross misconduct for a period of three days after written notice from the Company specifying such failure.

3.3 Upon Death or Disability.  This Agreement shall terminate upon the Executive’s death or Disability.  For purposes of this Agreement, “Disability” shall have the meaning set forth in the Company’s long term disability insurance plan policy that may be in place from time to time, but if at any time the Company does not have a long term disability insurance policy shall mean the (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six months, or (ii) receipt of income replacement benefits for a period of at least three months under an accident and health plan of the employer, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six months.  The determination of whether a Disability has occurred will be made in good faith by the Board in its reasonable discretion.  If this Agreement terminates as a result of the Executive’s death or Disability, the Company’s obligation to the Executive or the Executive’s estate shall be limited to the payment of accrued and unpaid Annual Salary earned.

3.4 Effect of Termination. Upon the effective date of termination of Executive’s employment with the Company (the “Termination Date”), Executive will not be eligible for further compensation, benefits or perquisites under Section 2, other than those that have already accrued as of the Termination Date.

ARTICLE IV
MISCELLANEOUS

4.1 Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by nationally-recognized overnight delivery service or sent by certified or registered mail, postage prepaid, return receipt requested, address as set forth below; receipt shall be deemed to occur on the earlier of the date of actual receipt or receipt by the sender of confirmation that the delivery was completed or that the addressee has refused to accept such delivery or has changed its address without giving notice of such change as set forth herein:

(a) if to the Company, to:

Best Energy Services, Inc.
1010 Lamar
Suite 1200
Houston, Texas 77002
Attention: Larry Hargrave
Facsimile No.: (713) 933-2602
Email: lhargrave@bestenergyservicesinc.com

(b) if to the Executive, to:

2081 Road C
Liberal, Kansas 67901
Email: bestwellserv@yahoo.com

Either party may change its address for notice hereunder by notice to the other party hereto.

4.2 Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior discussions and agreements, written or oral, with respect thereto.

4.3 Waivers and Amendments.  This Agreement may be amended, suspended, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4.4 Assignment.  Executive shall not be entitled to assign any of the Executive’s rights or delegate any of the Executive’s duties under this Agreement. The Executive agrees that this Agreement may be freely assigned by the Company to any person or entity which succeeds to all or any significant portion of the Company’s assets or Business, whether pursuant to a sale of assets, sale of stock, merger or other similar transaction.

4.5 Severability: Construction.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a count of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Use of the word “including” shall not be limited by the terms following such word. All references to singular or plural terms shall mean the other where appropriate. The term “subsidiary” shall refer to subsidiaries of the Company now existing or hereafter formed or acquired.

4.6 Choice of Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Texas, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas.

4.7 Headings.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

4.8 Execution of Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

4.9 Dispute Resolution.  Except as provided below, in the event of any dispute, claim or disagreement arising out of or in connection with this Agreement, including, without limitation, the negotiation, execution, interpretation, performance or non-performance of this Agreement, the parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by the American Arbitration Association (the “AAA”) in accordance with its Employment Mediation Rules.  The place of mediation shall be Dallas, Texas.  If the dispute, claim or disagreement is not resolved within 30 days after the initial mediation meeting among the parties and the mediator, or if the mediation is otherwise terminated, then either party may submit the dispute, claim or disagreement to binding arbitration administered by the AAA in accordance with the provisions of its Employment Arbitration Rules (the “Rules”) and, except as otherwise provided in this Agreement, such arbitration shall be the sole means of dispute resolution.  The place of arbitration shall be Dallas, Texas.  The arbitration shall be conducted by a panel of three arbitrators selected in accordance with the Rules, unless the parties otherwise agree to one arbitrator.  Any mediator or arbitrator selected under this Section 4.9 shall be a practicing attorney experienced in employment agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the parties or their respective affiliates.  Each party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys’ fees, and an equal share of the mediator’s or arbitrator’s and administrative fees of mediation or arbitration.  The decision of the arbitrators shall be in writing.  Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable.  Notwithstanding anything in this Section 4.9 to the contrary, each party shall be entitled to seek injunctive or other equitable relief without first submitting the matter to mediation or arbitration in accordance with the provisions of this Section 4.9, even if a similar or related matter has already been referred to meditation or arbitration in accordance with the terms of this Section 4.9.  Venue for any action permitted to be brought in court under this Section 4.9 shall be the appropriate state and federal courts located in Dallas County, Texas.

4.10 Representation.  The Executive has consulted with and relied upon independent legal counsel in determining whether to sign this Agreement, and has not relied on Company’s counsel to represent the Executive’s interests.

[Signature Page to Follow]

In Witness Whereof, the parties hereto have executed this Agreement on the date first above written.

Best Energy Services, Inc.

/s/ Larry Hargrave
Larry Hargrave, Chief Executive Officer

Executive:

/s/ Tony Bruce
Tony Bruce, individually